Exhibit 4.5

LEASE

This lease (the “Lease”) is dated as of July 26th, 2021, between GiGi Capital, LLC having a place of business at 10 Rogers Street #121, Cambridge, MA 02142 (the “Lessor”) and IMV USA INC. a Delaware Corporation., presently having its normal place of business at 130 Eileen Stubbs Avenue, Suite 19, Dartmouth, Nova Scotia, B3B 2C4, Canada (the “Lessee”). The Lessor and the Lessee hereby agree as follows:

1. Agreement to Lease. The Lessor hereby leases the Premises to the Lessee upon the terms and conditions hereinafter set forth, and the Lessee hereby accepts the Premises from the Lessor under these terms and conditions.

2. Premises. 3,400 rentable square feet commonly known as Suite 120 (the “Premises”) located at 10 Rogers Street, Cambridge, MA, 02142, (the “Building”), attached as Exhibit A. The Premises will be provided in “as-is” condition except as outlined in section 33 below.

3. Term. The Lease shall commence on August 1, 2021 and shall terminate on October 31, 2024.

3a. Option Term. The Lessee shall have the right to extend the lease for one additional year by providing the Lessor with not less than 12-months prior written notice.

4. Security Deposit. Upon execution of this Lease, the Lessee shall deposit with Lessor the amount of $34,416.66, which shall be held as security for all of Lessee’s obligations under this Lease and refunded to the Lessee at the expiration of the Term, subject to the Lessee’s satisfactory compliance with the conditions hereof. If the Lessee fails to pay rent or other charges due hereunder or otherwise defaults under this Lease, the Lessor may use, apply or retain all or any portion of the security deposit for the payment of any rent or other charge or for the payment of any other sum to which the Lessor may become obligated by reason of the Lessee’s default or to compensate the Lessor for any loss or damage which the Lessor may suffer thereby. If the Lessor so uses or applies all or any portion of the security deposit, the Lessee shall, within ten (10) days after demand therefore, restore the security deposit to the full amount thereof and the Lessee’s failure to do so shall be a material breach of this Lease. No trust relationship is created hereby between the Lessor and the Lessee with respect to the security deposit.

5. Rent. The Lessee shall pay rent to the Lessor in advance monthly installments beginning October 1, 2021 (except that the first month’s rent, for October 1, 2021-October 31, 2021, shall be due upon execution of this document) based on the below schedule:

August 1, 2021 to September 30, 2021	No rent due
October 1, 2021 to September 30, 2022	$17,708.33/month
October 1, 2022 to September 30, 2023	$18,239.58/month
October 1, 2023 to September 30, 2024	$18,786.77/month
Option Term:
October 1, 2024 to September 30, 2025	$19,350.37/month

6. Utilities. During the Term, Lessee shall pay for electricity and gas directly metered to the Premises directly to the utility company. Lessor shall provide water and sewer to the Premises, but there shall be no reimbursement due from the Lessee for Water and Sewer.

7. Operating and Tax Escalation Provision: Additional Rent

A.	Tax. If, in any tax year, the real estate taxes for the Premises are in excess of the amount of the Base Taxes for the year 2022 (hereinafter called the “Base Year”), Lessee will pay to Lessor, as additional rent hereunder, when designated by notice in writing by Lessor, the amount of the excess multiplied by the Lessee’s proportionate share (Escalation Factor). If the Lessor obtains an abatement of any such real estate tax, a proportionate share of such abatement less the reasonable fees and costs incurred in obtaining the same, if any, shall be refunded to the Lessee.

B.	Operating. Lessee shall have no responsibility to Lessor for operating expenses or insurance reimburse for any portion of the Building.

8. Proportionate Share/Escalation Factor. Lessee’s pro-rata share shall be 100% of the Unit(s) assessment.

9. Base Years. Real Estate Taxes - Fiscal Year 2022: Operating Expenses - NA

10. Special Equipment. Notwithstanding anything to the contrary herein, Lessee agrees to pay for all electrical, gas and any other upgrades required if any special equipment requires such additional capacity.

11. Use of Leased Premises. The Lessee shall use the leased Premises only for the operation of a general office. Except as may be used lawfully in the ordinary course of office use, Lessee shall not introduce any hazardous or toxic materials onto the Premises, or the Building or property on which the Premises are located.

12. Compliance with Laws. The Lessee acknowledges that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful, improper, noisy or offensive, or contrary to any law, rule, regulation, order or any municipal by-law or ordinance in force in the city or town in which the Premises are situated.

13. Fire Insurance. The Lessee shall not permit any use of the Premises which will make voidable any insurance on the Property, or on the contents of said Property or which shall be contrary to any law or regulation from time to time established by the New England First Insurance Rating Association, or any similar body succeeding to its powers. The Lessee shall on demand reimburse the Lessor, and all other Lessees, for all extra insurance premiums caused by the Lessee’s use of the Premises; however, Lessor acknowledges that general office use will not increase the premiums. Lessor shall insure the Building at full replacement value.

14. Maintenance of Premises. The Lessee agrees to maintain the Premises in the same condition as they are at the commencement of the Term or as they may be put in by Lessor during the term of this Lease, reasonable wear and tear, and damage by fire and other casualty only excepted. The Lessee acknowledges that the Premises are now in good order and the glass whole. The Lessee shall not cause or permit the Premises to be overloaded, damaged, stripped or defaced above reasonable wear and tear. The Lessee shall be responsible for the cost of any damage to common areas of the Building caused by the Lessee, or any contractors, invitees, clients, or employees of the Lessee. Lessee shall obtain written consent of Lessor before erecting any exterior sign on the Premises. Lessor shall provide Lessee with building standard signage at the entrance to Lessee’s Premises at Lessor’s expense. Lessor shall be responsible for maintaining the roof, structure, HVAC equipment, plumbing and electrical systems of the building except that Lessee shall be responsible for resetting tripped circuit breakers. Lessee shall be responsible for changing light bulbs within the Premises. Lessee shall be responsible for repairing and maintaining any kitchen or lab appliances, sinks (and clogs thereto), disposals, cabinetry, etc. within the kitchen or lab that exclusively serves the Premises. Lessee shall maintain the programs on all programable thermostats within the Premises. Lessor shall be responsible for the replacement of all exterior glass broken from the outside; Lessee shall be responsible for all exterior glass broken from the inside. Lessee shall be responsible for repairing all interior glass broken within the Premises. Lessee shall be responsible for all janitorial requirements and cleaning within the Premises. Lessee shall maintain the carpet within the Premises, and Lessor shall provide a clean carpet at the commencement of the term. Lessee shall be responsible for all installations, repairs and maintenance to telecommunications and data equipment and wiring. Lessee shall be responsible for all lockouts from the Premises.

15. Alterations, Additions. The Lessee shall not make structural alterations or additions to the Premises but may make non-structural alterations to the Premises provided the Lessor consents there to in advance in writing, which consent shall not be unreasonably withheld or delayed. All such allowed alterations shall be in quality at least equal to the present construction, and Lessee shall not unreasonably disturb other lessees of the Building during such alterations. If other lessees in the building are disturbed, then the work shall immediately cease and shall only be permitted during the nonbusiness hours of the building. Lessee shall not permit any mechanics’ liens, or similar liens, to remain upon the Premises for labor and material furnished to Lessee or claimed to have been furnished to Lessee in connection with work of any character performed or claimed to have been performed at the direction of Lessee and shall cause any such lien to be released of record forthwith without cost to Lessor. Any alterations or improvements made by the Lessee shall become the property of the Lessor at the termination of occupancy as provided herein as long as Lessor states that such alterations or improvements shall become the property of the Lessor at termination of occupancy in Lessor’s written consent to do the work. If any alterations or additions are made to the Premises that cause any additional work to be required in the building or Premises by state, local or federal officials, due to any code or building requirement whatsoever, including but in no way limited to ADA improvements, then the cost of the additional improvements shall be the sole responsibility of the Lessee. Lessor represents and warrants that as of the Commencement Date, the Premises complies with ADA requirements for general office use.

16. Assignment, Subleasing. The Lessee shall not assign, sublet, mortgage, pledge encumber or otherwise transfer the whole or any part of the Premises without Lessor’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Lessor’s consent will not be required (but thirty (30) days prior written notice shall be given) for any sublease or assignment of all or any portion of the Premises to affiliates or subsidiaries of Lessee, or to any successor resulting from an acquisition, merger or consolidation, provided such entity has a financial position equal or better to Lessee’s financial position of the date of execution of this Lease. Notwithstanding such consent, Lessee shall remain liable to Lessor for the payment of all rent and for the full performance of the covenants and conditions of this Lease. If this Lease is assigned or if the Premises or any part thereof is sublet, the Lessor may collect rent and other charges from the assignee or Sublessee and apply the net amount collected to the rent and other charges due from the Lessee hereunder, but no such assignment, subletting, collection, or modification of any provisions of this lease shall be deemed to be a waiver of the Lessee’s covenant not to so assign or sublet or to be an acceptance of the assignee or Sublessee as a Lessee or to be a release of the Lessee from is obligations under this Lease. The Lessee shall be responsible for all of Lessor’s reasonable and actual costs associated with the Assignment or Sublease, including but not limited to a management review fee of $500, plus all of Lessor’s reasonable legal review fees.. Payment of these fees does not in any way guarantee the approval of the assignment or sublease. The Lessee shall pay to the Lessor, as and when the same becomes due under any permitted sublease, on half of any rent, additional rent and other sums received by the Lessee on account of such subletting which shall exceed the rent payable to the Lessor hereunder and any reasonable expenses incurred by the Lessee in connection with such subletting.

17. Subordination. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now or any time hereafter, a lien or liens on the Property of which the leased Premises are a part and the Lessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage.

18. Access. The Lessor and Lessor’s agents may, at reasonable times and upon 24-hours prior notice, (i) enter to view the Premises, (ii) remove placards and signs not approved and affixed as herein provided, (iii) make repairs and alterations, as Lessor shall elect to do at Lessor’s cost unless required of Lessee under the terms of this Lease, and, (iv) show the Premises to others. Lessee shall have twenty-four (24) hour access to the Premises via key card.

19. Indemnity. The Lessee shall defend, with counsel first approved by Lessor, save harmless, and indemnify Lessor from any liability for injury, loss, accident or damage to any person or property and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without implied limitation, reasonable counsel fees): (i) arising from the omission, fault, willful act, negligence or other misconduct of Lessee or from any use made or thing done or occurring on the Premises not due to the omission, fault, willful act, negligence or other misconduct of Lessor or (ii) resulting from the failure of Lessee to perform and discharge its covenants under this Lease.

The Lessor shall defend, with counsel first approved by Lessee, save harmless, and indemnify Lessee from any liability for injury, loss, accident or damage to any person or property and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without implied limitation, reasonable counsel fees): (i) arising from the omission, fault, willful act, negligence or other misconduct of Lessor or from any use made or thing done or occurring on the Building not due to the omission, fault, willful act, negligence or other misconduct of Lessee or (ii) resulting from the failure of Lessor to perform and discharge its covenants under this Lease.

20. Lessee’s Property. The Lessee agrees that all the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Lessee and of all persons claiming by, through or under Lessee which, during the continuance of this Lease or any occupancy of the Premises by Lessee or anyone claiming under Lessee, may be on the Premises or elsewhere in the Building or on the Property shall be at the sole risk and hazard of Lessee, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, flood, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Lessor, unless such loss or damage is due to Lessor’s gross negligence or misconduct.

21. Rules. Lessee agrees to comply with all reasonable rules and regulations now or hereafter made by Lessor, attached as Exhibit B and Exhibit D, for the care and use of the Premises, the Building and the common areas provided such rules are uniformly made and applied and do not interfere with Lessee’s permitted use of the Premises or the Building. Lessor shall not be liable to Lessee for failure of other Lessees to conform to such rules and regulations.

22. Waiver of Subrogation. Any insurance carried by either party with respect to the Premises and property therein or occurrences thereon shall, if the other party so requests and if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such clause or endorsement to the extent of the indemnification received there under.

23. Lessee’s Liability Insurance. The Lessee shall maintain with respect to the Premises and the Property, of which the leased Premises are a part, comprehensive public liability insurance in the amount of $1 million for any one person injured or killed and $1 million for any one accident with property damage insurance in limits of $50,000 per accident in responsible companies qualified to do business in Massachusetts and in good standing therein insuring the Lessor as well as Lessee against injury to persons or damage to property as provided. The Lessee shall deposit with the Lessor certificates for such insurance at or prior to the commencement of the term, and thereafter within thirty (30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be canceled without at least ten (10) days prior written notice to each insured named therein.

24. Fire, Casualty, Eminent Domain. Should a substantial portion of the Premises or the Property be substantially damaged by fire or other casualty, or be taken by eminent domain, the Lessor may elect to terminate this Lease. When such fire, casualty, or taking renders the Premises substantially unsuitable for their intended use, a just and proportionate abatement of rent shall be made, and the Lessee may elect to terminate this Lease if:

(i). The Lessor fails to give written notice within thirty (30) days of intention to restore Premises, or

(ii). The Lessor fails to restore the Premises to a condition substantially suitable for their intended use within ninety (90) days of said fire, casualty, or taking.

The Lessor reserves, and the Lessee grants to the Lessor, all rights which the Lessee may have for damages or injury to the Premises for any taking by eminent domain, except for damages to the Lessee’s fixtures, property, or equipment.

25. Events of Default. Each of the following shall constitute an event of default:

(i). Lessee shall fail to pay rent or additional rent payable hereunder within 5-days of the due date; or

(ii). Lessee shall neglect or fail to perform or observe any other covenant or obligation contained herein and the Lessee shall fail to remedy the same as soon as practicable and in any event within thirty (30) days after notice to the Lessee specifying such neglect or failure, or if such failure cannot reasonably be cured by the Lessee within said thirty (30) day period, or if Lessee shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(iii). Lessee or any guarantor of Lessee shall make an assignment for the benefit of creditors; or

(iv). Lessee’s leasehold interest shall be taken by execution or other process of law, or

(v). A lien or other involuntary encumbrance is filed against Lessee’s leasehold interest or Lessee’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or

(vi). A petition is filed by Lessee or any guarantor of Lessee for adjudication as a bankrupt or for reorganization or an arrangement under any provision of the Bankruptcy Act as then in force and effect, or

(vii). An involuntary petition under any of the provisions of said Bankruptcy Act is filed against Lessee or any guarantor of Lessee and such involuntary petition is not dismissed within thirty (30) days thereafter, or

(viii). Lessee shall fail to take possession of the Premises and occupy the same for the permitted uses within thirty (30) days following the date when the Premises are deemed ready for occupancy.

If an Event of Default shall occur, the Lessor may, at any time thereafter, terminate this Lease by notice to the Lessee, specifying a date upon which the Lease shall terminate and this Lease shall come to an end on the date so specified as fully and completely as if such date were the date herein originally fixed for the expiration of the Term, and Lessee will then quit and surrender the Premises, but the Lessee shall remain liable as hereinafter provided. Lessee hereby waives any rights of redemption under Massachusetts General Law c. 186 p11. If this Lease shall have been terminated as provided herein, or if any execution or attachment shall be issued against the Lessee or any of Lessee’s property in the Premises, then the Lessor may, without notice, re-enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess the Lessee and all other persons and any and all property from the same, as if this Lease had not been made, and the Lessee hereby waives the service of notice of intention to re-enter or institute legal proceedings to that end.

If an Event of Default shall occur, the Lessor may, at any time thereafter, cease all maintenance and services provided by Lessor under this Lease, including but not limited to cleaning, air conditioning, trash removal, any repairs and maintenance, and any other service normally or occasionally provided.

Rent payments not received by the 7th day of the month shall be subject to an administrative late fee equal to $250 and shall also be subject to interest at a rate of 18% per year beginning on the date the rent was originally due.

26. Lessee’s Obligations after Termination. In the event that this Lease is terminated under any of the provisions contained in the preceding section or shall be otherwise terminated for breach of any obligation of Lessee, Lessee covenants to pay forthwith to Lessor, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term In calculating the rent reserved, there shall be included, in addition to the rent and all additional rent, the value of all other consideration agreed to be paid or performed by Lessee for said residue.

Lessee further covenants as an additional and cumulative obligation after any such termination to pay punctually to Lessor all the sums and perform all the obligations that Lessee covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Lessee under the foregoing covenant, Lessee shall be credited with any amount paid to Lessor as a lump sum payment and also with the net proceeds of any rents obtained by Lessor by re-letting the Premises, after deducting all Lessor’s expenses in connection with such re-letting, including, without implied limitation, all repossession costs, brokerage commissions, fees for legal services and expense of preparing the Premises for such re-letting. Lessee agrees that Lessor may:

a. Re-let the Premises or any part or parts thereof for a term or terms which may at Lessor’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Lessor in its sole judgment considers advisable or necessary to re-let the same.

b. Make such alterations, repairs and decorations in the Premises as Lessor in its sole judgment considers advisable or necessary to re-let the same, and no action of Lessor in accordance with the foregoing or failure to re-let or to collect rent after reletting shall operate or be construed to release or reduce Lessee’s liability as aforesaid.

c. Nothing contained in this Lease shall limit or prejudice the right of Lessor to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

27. Notice. Any notice from the Lessor to the Lessee relating to the Premises or to the occupancy thereof, shall be duly served if left at the Premises, or if mailed to Lessee at 130 Eileen Stubbs Avenue, Suite 19, Dartmouth, Nova Scotia, B3B 2C4, Canada or at such address as the Lessee may from time to time advise in writing, by registered or certified mail, return receipt requested, postage prepaid. Any notice from the Lessee to the Lessor relating to the leased Premises or to the occupancy thereof, shall be deemed duly served, if mailed to the Lessor by overnight delivery, registered or certified mail, return receipt requested, postage prepaid, addressed to the Lessor. All rent and notices shall be paid and sent to the Lessor addressed to GiGi Capital, LLC, 10 Rogers Street #121, Cambridge, MA 02142 or at such address as the Lessor may from time to time advise in writing.

28. Surrender. The Lessee shall, at the expiration or other termination of this Lease, remove all Lessee’s goods and effects from the Premises (including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by the Lessee, either inside or outside the Premises). Lessee shall deliver to the Lessor the Premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the Premises, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear and damage by fire or other casualty only excepted. In the event of the Lessee’s failure to remove any of Lessee’s property from the Premises, Lessor is hereby authorized, without liability to Lessee for loss or damage thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee’s expense, or to retain same under Lessor’s control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

29. Right to Relocate. NA

30. Governing Law. This Lease shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

31. Holding Over. Any holding over by the Lessee after the expiration of this lease shall be treated as a monthly tenancy at sufferance. Lessee shall pay rent to Lessor during any such period at a rate equal to one and a half (1 and 1/2) times the rent most recently in effect under this lease, plus additional and all other charges to be paid by Lessee hereunder, and such tenancy shall otherwise be on the terms and conditions set forth in this lease, as far as applicable.

32. Lessor’s Liability. In no event shall the Lessor ever be liable to the Lessee for any loss of business or any other indirect or consequential damages suffered by the Lessee from whatever cause.

33. Improvements by Lessor. The Premises will be provided in “as is”, clean condition, except as otherwise provided in the Lease and Lessor agrees to clean all carpets and provide some minor accent wall painting.

33a. Existing Furniture. Lessee may use all existing furniture and TV monitors and shall return them to Lessor at the expiration of the lease in good condition, reasonable wear and tear excepted. Lessor shall remove all personal belongings. An inventory of the furniture is attached as Exhibit C.

34. Severability. The various provisions of this Lease are severable. The invalidity, illegality or unenforceability of any portion or provision shall not affect the validity, legality or enforceability of any other portion or provision of this Lease.

35. Certificates. Within fifteen (15) days after Lessor’s request, Lessee shall deliver to Lessor or to any prospective Mortgagee or purchaser an estoppel certificate in recordable form stating such information as Lessor reasonably requests, and the certificate shall be binding on Lessee.

36. Brokerage: Lessee and Lessor acknowledge that they have only dealt with Eastport Real Estate Services and CBRE New England on this transaction who shall be paid under a separate agreement by Lessor.

37. Parking: Lessee shall lease from Lessor three (3) spaces in the building parking garage at a rate of $200/month/space for the period August 1, 2021 to September 30, 2022. Rent to increase annually beginning in 2022 every October 1 by 3%.

38. Building Amenities: Lessee and Lessee’s employees shall have use at no cost of the 10 Rogers Street fitness center, swimming pool, locker rooms, shower and roof deck subject to the rules and regulations of the Building.

IN WITNESS WHEREOF, the Lessor and Lessee have hereunto set their hands and common seals

Lessee:	IMV USA INC.	Lessor:	GiGi Capital, LLC

By:	/s/ Frederic Ors	By:

Title:	CEO	Title:	Manager

Date:	23 July 2021	Date:	26 July 2021

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